NEWS RELEASE

August 28, 2006

Alternet Systems Inc. Appoints Patrick Fitzsimmons as President

Alternet Systems Inc. ( NASD OTC: ASYI ) announces that it has appointed Mr. Patrick Fitzsimmons as President of the Company.

Mr. Fitzsimmons has been a director of the Company and Vice President of Sales, since its inception. He brings an extensive range of telecom industry experience to the position of President, having previously worked in sales and marketing for a variety of industry-leading firms, such as AT&T, Rogers Cable, Newbridge Networks and Ascom Timeplex.

Mr. Michael Dearden, former president of Alternet, will continue to act as a director of the Company.

Alternet Systems is rapidly moving forward to its corporate goal of becoming a significant provider and operator of broadband networks and services to countries around the world.

Alternet Systems Inc. designs, builds and operates wireless broadband networks and is a developer of software that optimizes the capacity, efficiency and effectiveness of its networks. The Company’s mission is to enable the next billion users of the Internet to join the information age, regardless of location, through the implementation of its proprietary broadband wireless network systems.

For further information, please contact the company at 866-608-2540 or visit our website at www.alternetsystems.com

On Behalf of the Board of Directors

ALTERNET SYSTEMS INC.

Griffin Jones
Director

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.